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Exhibit 23.1.2

[KPMG LLP LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Celestica Inc.

We consent to the use of our report to the Board of Directors of Celestica Inc. dated February 11, 2005 with respect to the consolidated balance sheets of Celestica Inc. as at December 31, 2003 and 2004 and the consolidated statements of loss, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004 incorporated by reference herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus supplement.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
June 23, 2005

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  Exhibit 23.1.2